Exhibit (b)(2)

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

April 25, 2017

Tyson Foods, Inc.

2200 W. Don Tyson Parkway

Springdale, AR 72762

Attention:	Shawn Munsell Vice President and Treasurer

Project Apple

$4,500,000,000 364-Day Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with each lender that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend (i)(a) to commence, through a newly formed wholly-owned subsidiary (“Merger Sub”), a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) for all of the issued and outstanding shares of common stock of a company previously identified to us by you and codenamed “Apple” (the “Target”, and together with its subsidiaries, the “Acquired Business”) together with any related rights under any shareholder rights agreements (collectively, the “Target Shares”), including any Target Shares that may become outstanding upon the exercise of options or other rights to acquire Target Shares after the commencement of the Tender Offer but before the consummation of the Tender Offer on the Closing Date (as defined below), for a purchase price consisting of cash consideration to be set forth in the Tender Offer (including the initial offer to purchase and all other material documents entered into by you or your subsidiaries in connection with the Tender Offer, such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, are collectively referred to herein as the “Tender Offer Documents”), and (b) promptly following the consummation of the Tender Offer, to effect a merger pursuant to Section 251(h) of the Delaware General Corporation Law (the “Merger”, and together with the Tender Offer, the “Acquisition”) of Merger Sub with and into the Target, in each case, pursuant to an Agreement and Plan of Merger to be entered into among the Borrower, Merger Sub, and the Target (the “Acquisition Agreement”, and together with the Tender Offer Documents, the “Acquisition Documents”), and (ii) in connection with the foregoing, to redeem, defease, repurchase or repay (as applicable) certain outstanding indebtedness of the Acquired Business (the “Refinancing”). After giving effect to the Acquisition, the Target will be a wholly-owned subsidiary of the Borrower.

You have advised us that the Acquisition, the Refinancing and related fees and expenses shall be paid with the Borrower’s available cash and proceeds of commercial paper issuances, together with (a) the issuance by the Borrower of a combination of unsecured debt (or other) securities and term loans (the “Permanent Financing”) and/or (b) to the extent the Borrower does not issue or borrow the Permanent Financing on or prior to the Closing Date, loans under a 364-day senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount not to exceed $4,500,000,000 on the terms set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) (the “Term Sheet”).

The Acquisition, the Refinancing, the issuance or borrowing of the Permanent Financing and the Bridge Facility and the other transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”. The date on which all conditions precedent to the consummation of the Tender Offer as set forth in the Acquisition Documents are satisfied and on which the Bridge Facility shall become available is referred to herein as the “Closing Date”.

1. Commitments. MSSF is pleased to commit to provide 100% of the aggregate principal amount of the Bridge Facility on the terms set forth in this letter and the Term Sheet and subject to the Conditions Precedent to Availability of Loans set forth in Exhibit B (the “Conditions Precedent Exhibit” and, together with the Term Sheet, Exhibit C hereto and this letter, this “Commitment Letter”); provided, that, the amount of the Bridge Facility and the aggregate commitments of the Commitment Parties hereunder for the Bridge Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments and Commitment Reductions” of the Term Sheet.

It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) and as sole administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Bridge Facility, unless you and we shall agree. It is further agreed MSSF will have “upper left” placement in all documentation used in connection with the Bridge Facility and shall have all roles and responsibilities customarily associated with such placement.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Definitive Documentation (as defined in the Conditions Precedent Exhibit), the Fee Letter (as defined below) or any other letter agreement or undertaking concerning the financing of the Acquisition, (a) the only conditions to closing and availability of our commitments hereunder on the Closing Date shall be those set forth in the Conditions Precedent Exhibit, and upon satisfaction (or waiver) of such conditions the funding (to the extent requested by the Borrower in accordance with the respective terms thereof) of the Bridge Facility shall occur (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Definitive Documentation, other than those that are expressly stated herein to be conditions to the availability of the Bridge Facility on the Closing Date as set forth in the Conditions Precedent Exhibit) and (b) the only representations relating to the Borrower, the Target and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (i) the Acquisition Agreement Representations (as defined in the Conditions Precedent Exhibit) and (ii) the Specified Representations (as defined in the Conditions Precedent Exhibit).

2. Syndication. The Arranger reserves the right, prior to or after execution of the Definitive Documentation, in consultation with you, to syndicate all or a part of MSSF’s commitment under the Bridge Facility, in each case, to one or more financial institutions and/or lenders (such financial institutions and/or lenders to the Bridge Facility, the “Lenders”) in accordance with the terms hereof, which syndication shall be managed by the Arranger in consultation with the Borrower; provided, however, that, notwithstanding anything else to the contrary contained herein, (a) until the earlier of (i) the date that is 45 days after the date hereof and (ii) the Closing Date (such date, the “Specified Date”), the selection of Lenders by the Arranger shall be subject to the Borrower’s approval in its sole discretion (it being understood and agreed that such approval shall not be required with respect to (x) any Lender that is a party to the Borrower’s existing revolving credit agreement, dated as of September 25, 2014 (as amended through the date hereof, the “Existing Revolving Facility”), among the Borrower, the lenders party thereto and JPMorgan Chase Bank N.A., as administrative agent, or (y) as otherwise identified in writing as an approved Lender by the Borrower and the Arranger on or prior to the date hereof), (b) following the Specified Date, if and for so long as a Successful Syndication (as defined in the Fee Letter referred to below) has not been achieved, the selection of Lenders by the Arranger shall be in consultation with the Borrower (it being understood and agreed that such lenders selected by the Arranger pursuant to this clause (b) shall be limited (unless otherwise consented to by the Borrower) to commercial and investment banks

2

(such banks, “Investment Grade Lenders”), in each case, whose senior unsecured long-term indebtedness has investment grade ratings by not less than two of Moody’s Investor Services, Inc. (“Moody’s”), Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and Fitch Ratings (“Fitch”)) and (c) following the achievement of a Successful Syndication, the Borrower shall have the applicable consent rights with respect to assignments of commitments and loans under the Bridge Facility as set forth in the Term Sheet; provided, further, that in no event shall any Lender be a competitor (or a reasonably identifiable affiliate of such competitor) of the Borrower and its subsidiaries or otherwise be an institution that is identified as an ineligible Lender in writing by the Borrower to the Arranger prior to the date hereof (each such person a “Disqualified Institution” and collectively, the “Disqualified Institutions”).

The commitments of MSSF hereunder with respect to the Bridge Facility shall be reduced dollar for dollar as and when commitments for the Bridge Facility are received from Lenders but only to the extent that each such Lender both (i) is then an Investment Grade Lender (unless otherwise approved by the Borrower) and (ii) becomes (x) party to this Commitment Letter as an additional “Commitment Party” with respect to the Bridge Facility pursuant to a customary joinder agreement or other documentation, in each case, reasonably satisfactory to the Arranger and you (which you agree to execute promptly upon the Arranger’s reasonable request) or (y) party to the Definitive Documentation as a “Lender” thereunder. To the extent that any portion of the commitment of MSSF hereunder with respect to the Bridge Facility is syndicated to a Lender that is not an Investment Grade Lender (unless otherwise approved by the Borrower), then MSSF shall not be relieved of its obligation hereunder to fund such portion of such commitment on the Closing Date to the extent that such Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Bridge Facility. It is understood that on the Closing Date, MSSF’s obligation to fund its commitment under the Bridge Facility shall be limited to its then-outstanding commitment (as such commitment may have been reduced as set forth in the second preceding sentence). The Arranger intends to commence syndication efforts with respect to the Bridge Facility promptly upon the execution of this Commitment Letter by the parties hereto (but not before the public announcement of the Acquisition by you), and you agree to use your commercially reasonable efforts to actively assist the Arranger until the earlier of (a) 90 days after the Closing Date and (b) the achievement of a Successful Syndication in completing a syndication reasonably satisfactory to the Arranger and you as soon as practicable after your acceptance hereof. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, at reasonable times and intervals and in such manner to be mutually agreed, (c) your assistance in the preparation of a confidential information memorandum and other reasonably available and customary marketing materials with respect to you and your subsidiaries (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon, as deemed reasonably necessary by the Arranger. Until the earlier of (a) 90 days after the Closing Date and (b) the achievement of a Successful Syndication, you agree that there shall be no competing offering, placement or arrangement of any commercial bank or other syndicated credit facilities by or on behalf of the Borrower or any of its subsidiaries that could reasonably be expected to impair the primary syndication of the Bridge Facility in any material respect, other than (i) the Bridge Facility, (ii) the Permanent Financing, (iii) any borrowings under the Existing Revolving Facility (including pursuant to extensions, modifications and replacements thereof) up to $1,500,000,000, to the extent that MSSF is offered a role to act as an active joint lead arranger (having committed to provide, severally and not jointly, an amount equal to that of the other “top-tier lenders” in connection with any such extension, modification or replacement), (iv) any borrowings under existing ordinary course foreign credit lines (including any renewal, extension or replacement thereof), (v) indebtedness incurred prior to the Closing Date permitted to be incurred under the Acquisition Agreement, and (vi) any purchase money indebtedness, capital or synthetic lease obligations, industrial revenue bonds and similar obligations, in each case, in the ordinary course of business. In addition, you agree to use commercially reasonable efforts to obtain ratings giving effect to the Transactions at least 10 business days prior to the Closing Date from Moody’s, S&P and Fitch with respect to the senior unsecured debt of the Borrower. The Arranger, subject to your rights

3

and the applicable limitations set forth in this Section 2 of the Commitment Letter, will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting in its capacity as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree to (and in the case of the Acquired Business, consistent with the terms of the Acquisition Agreement or any non-disclosure agreement between you and Target, to use commercially reasonable efforts to) promptly prepare and provide to us all customary and reasonably available financial and other information with respect to the Borrower, and to the extent reasonably practicable and subject to the limitations and compliance with the terms of the Acquisition Agreement or such non-disclosure agreement, if applicable, the Acquired Business and each of their respective subsidiaries (which, notwithstanding the foregoing, shall include if and when required to be delivered by Rule 3-05 of Regulation S-X and the rules and regulations of the Securities Act of 1933, as amended (the “Securities Act”), audited consolidated annual financial statements of the Acquired Business, as well as unaudited interim consolidated financial statements (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with U.S. GAAP) and the Transactions, including, without limitation, customary projections concerning the Borrower and its subsidiaries prepared by the Borrower (together with any estimates, forecasts, budgets or other forward looking information concerning the Borrower and its subsidiaries prepared by the Borrower, the “Projections”), as the Arranger may reasonably request in connection with the arrangement and syndication of the Bridge Facility; provided, that each of the foregoing to the extent relating to the Acquired Business may only be required (x) if and to the extent consistent with, and subject to the limitations and compliance with the terms of, the Acquisition Agreement and/or such non-disclosure agreement or (y) if the foregoing are otherwise available, or may be derived from information available, to you. Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of any syndication of the Bridge Facility nor any of your obligations to assist with the syndication of or obtain ratings with respect to the Bridge Facility shall constitute a condition precedent to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

You agree that the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system. You further agree to assist, at the reasonable request of the Arranger, in the preparation of a version of a confidential information memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Bridge Facility to potential Lenders who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower, the Target or their respective subsidiaries, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign (if applicable), United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our reasonable request, to identify any document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Bridge Facility as containing solely Public Lender Information (provided, that the Borrower has been afforded an opportunity to comply with the applicable Securities and Exchange Commission (“SEC”) disclosure obligations). Unless identified by you as containing solely Public Lender Information, each document to be disseminated by the Arranger will be deemed to be Private Lender Information unless you, after receipt thereof, advise the Arranger otherwise in writing. You acknowledge and agree that the following documents may be distributed to potential Lenders (other than Disqualified Institutions) who wish to receive only Public Lender Information unless, after receipt thereof, you or your counsel advise the Arranger in writing (including by email) within a reasonable time prior to their intended distribution to the contrary (provided, that you have been given a reasonable opportunity to review such documents and comply

4

with any applicable SEC disclosure obligations): (i) drafts and final Definitive Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g., a lender meeting invitation, allocations and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Bridge Facility. Notwithstanding the foregoing, it is understood and agreed that the Company Materials and the Private Lender Information are both subject to the confidentiality provisions in this Commitment Letter.

3. Information. You hereby represent (but the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date) (with respect to information relating to the Acquired Business, to your knowledge) that (a) all written information (other than the Projections or information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or any potential Lender by you, or any of your representatives is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, after giving effect to all supplements or updates thereto and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and furnished (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, any of which are beyond your control, that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material, and that no assurance can be given that any particular Projection will be realized). You agree to supplement (and, with respect to the Acquired Business, to use commercially reasonable efforts to supplement) the Information and Projections from time to time until the later of (i) the Closing Date and (ii) the date that is the earlier of (x) a Successful Syndication and (y) 90 days after the Closing Date, if you become aware that any of the representations in the previous sentence would be incorrect if such Information and/or Projections were being furnished at such time so that the representations and covenants in the immediately preceding sentence remain correct. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that, subject to Section 8 below, we may share with any of our affiliates participating in the Transactions, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.

4. Fees. As consideration for our commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF to you relating to the Bridge Facility and dated the date hereof (the “Fee Letter”) and in any other fee agreements agreed to by the relevant parties hereto.

5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person within 30 days after receipt of a reasonably detailed written invoice therefor (together with documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (but

5

limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Arranger for all such indemnified persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such indemnified persons, taken as a whole, as the Arranger may deem appropriate in its good faith judgment)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such indemnified person (or of such indemnified person’s affiliates, officers, directors, employees, advisors or agents), (ii) they arise as a result of such indemnified person’s (or such indemnified person’s affiliates’, officers’, directors’, employees’, advisors’ or agents’) material breach of its obligations under this Commitment Letter or the Fee Letter or (iii) they relate to disputes solely among indemnified persons that are not arising out of any act or omission by you or any of your affiliates, other than claims against any agent, arranger, bookrunner or other similar role under the Bridge Facility in its capacity as such, and (b) to reimburse each Commitment Party and its affiliates within 30 days (or, if the invoice relates to reimbursements in connection with the Transactions and such invoice was submitted at least 2 business days prior to the Closing Date, within 2 business days) after receipt of a reasonably detailed written invoice (together with documentation supporting such reimbursement request) for all reasonable and documented out-of-pocket expenses (but, limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Arranger for all such persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all such affected persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such persons, taken as a whole, as the Arranger may deem appropriate in its good faith judgment)) incurred in connection with the Bridge Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Definitive Documentation) or the administration, amendment, modification or waiver thereof or the enforcement of any rights or remedies hereunder. Notwithstanding any other provision of this Commitment Letter, no party shall be liable (i) for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such indemnified person (or such indemnified person’s affiliates, officers, directors, employees, advisors or agents) or other party, or (ii) for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

Notwithstanding anything to the contrary contained herein, you shall not be liable for any settlement of any Proceeding effectuated without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent, or if there is a final judgment by a court of competent jurisdiction against an indemnified person in any such Proceeding for which you are required to indemnify such indemnified person pursuant to the preceding paragraph, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified person. Notwithstanding the foregoing paragraphs, each indemnified person shall be obligated to refund or return any and all amounts paid by you under the paragraph above to such indemnified

6

person for any losses, claims, damages, liabilities or expenses to the extent such indemnified person is not (or is found not to be) entitled to payment of such amounts in accordance with the terms hereof.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. MSSF and each other Commitment Party hereto (i) acknowledge the retention of MS&Co. as a buy-side financial advisor to the Borrower and (ii) acknowledge that such retention does not create any fiduciary duties or fiduciary responsibilities to it on the part of MSSF or its affiliates. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions (including the Transactions) entered into between it and the Commitment Parties. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions in this Commitment Letter, the Fee Letter and the Definitive Documentation, it is understood and agreed that the interpretation of (i) an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) and whether an “Acquired Business Material Adverse Effect” has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether as a result of any inaccuracy thereof you (or an affiliate) have the right (without regard to any notice requirement) to terminate your (or its) obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute; provided, that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against us or the Lenders or to which we or the Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

7

7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your and each such Guarantor’s name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person, except (a) to your subsidiaries and your and their respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are involved in the consideration of this matter on a confidential basis, (b) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, (d) (i) this Commitment Letter (including the Term Sheet), (ii) to the extent redacted in a customary manner, the Fee Letter, and (iii) a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions), in each case, may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors on a confidential basis, (e) with respect to the Commitment Letter only, to rating agencies, (f) you may disclose the existence of the Fee Letter and a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions) in connection with the Transactions as part of any projections or pro forma information in customary marketing materials or (g) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) and the existence of the Fee Letter and the types of provisions (but not the economic terms and not the amount of any individual fees paid in connection with the Transactions (other than a generic description of the sources and uses)) contained therein in filings with the SEC and other applicable regulatory authorities and stock exchanges, as required by law. The foregoing restrictions shall cease to apply in respect of the Commitment Letter (but not the Fee Letter) one year following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party will treat as confidential all confidential information provided to it hereunder or in connection with the Transactions, including, without limitation, the Company Materials and the Information and shall use such confidential information solely for the purpose of providing the services contemplated hereby in connection with the Transactions; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (other than any Disqualified Institution or other prospective Lender or participant to whom you have affirmatively declined to provide your consent (to the extent such consent is required hereunder) to the assignment of Bridge Loans or Commitments hereunder) and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Bridge Facility, in each case, who have agreed to be bound by the confidentiality obligations of this Commitment Letter or otherwise acknowledge and accept that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arranger, including, without limitation, as agreed in any confidential information memorandum or other marketing or offering materials) in accordance with the standard syndication processes of the Arranger or customary market standards for dissemination of such type of information, which shall in any event require “click-through” or other affirmative actions on the part of recipient to access such information, (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants directly involved in the Transactions on a confidential basis, (iii) as may be compelled in legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on

8

a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates directly involved in the Transactions and on a confidential basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower on a non-confidential basis, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such information; provided, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof, and (ii) the execution and delivery of the Definitive Documentation by the parties thereto, at which time any confidentiality undertaking in the Definitive Documentation shall supersede the provisions in this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our respective affiliates (it being understood and agreed that no such assignment to an affiliate shall reduce the amount of our commitments hereunder or otherwise relieve, release or novate us from our obligations hereunder except as expressly provided for in Section 2 above) and, subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Closing Date, and not otherwise. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission (including in “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including any obligation to negotiate the Definitive Documentation in good faith (it being acknowledged and agreed that the effectiveness and funding of the Bridge Facility is subject to the conditions precedent specified in the Conditions Precedent Exhibit, including the execution and delivery of the Definitive Documentation by the Borrower and the Guarantors in a manner consistent with this Commitment Letter (including the Documentation Principles (as defined in the Term Sheet))). It is understood and agreed that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Acquisition or draw down any portion of the Bridge Facility.

The compensation, reimbursement, indemnification, confidentiality, syndication and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Definitive Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided, that your obligations under this Commitment Letter (other than (i) your obligations with respect to the syndication and clear markets provisions, which shall survive only until the earlier of (a) 90 days after the Closing Date and (b) the achievement of a Successful Syndication, and (ii) confidentiality, which shall terminate in accordance with Section 8 hereof) shall automatically terminate and be of no further force and effect (and be superseded by the Definitive Documentation) on the Closing Date and you shall be released from all liability hereunder in connection therewith at such time. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

9

If the foregoing correctly sets forth our agreement, please indicate your acceptance of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter prior to the earlier of (i) 9:00 a.m. (New York City time) on April 25, 2017 and (ii) the time of the public announcement of the Acquisition by you. If the Commitment Letter and Fee Letter have not been executed and returned as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Bridge Facility under this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Definitive Documentation, (ii) December 25, 2017, (iii) the closing of the Acquisition without the use of the Bridge Facility and (iv) the abandonment by you of the Acquisition or the date of termination of your (or your applicable subsidiary’s) obligations under the Acquisition Documents to consummate the Acquisition in accordance with its terms (the earliest date in clauses (ii) through (iv) being the “Commitment Termination Date”); provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter that occurred prior to any such termination.

[SIGNATURE PAGES FOLLOW]

10

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli Title: Authorized Signatory

[Signature Page to Apple Commitment Letter]

Accepted and agreed to as of the date first written above by:

TYSON FOODS, INC.

By:	/s/ Shawn Munsell
Name: Shawn Munsell Title: Vice President and Treasurer

[Signature Page to Apple Commitment Letter]

Exhibit A

TYSON FOODS, INC.

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Summary of Principal Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	Parties

	Borrower:	Tyson Foods, Inc., a Delaware corporation (the “Borrower”).

	Sole Lead Arranger and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) (in such capacities, the “Arranger”).

	Administrative Agent:	MSSF (in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks and other financial institutions, but excluding any Disqualified Institution (the “Lenders”), arranged by the Arranger in consultation with and, to the extent required pursuant to Section 2 of the Commitment Letter, with the consent of the Borrower.
II.	Bridge Facility

	Facility:	A 364-day senior unsecured bridge facility (the “Bridge Facility”) in the amount of $4,500,000,000.

	Availability:	The loans (the “Bridge Loans”) shall be made on the Closing Date. Any undrawn commitments under the Bridge Facility (the “Commitments”) shall be automatically terminated on the earlier of the Closing Date (after giving effect to any funding of the Bridge Loans) and the Commitment Termination Date.

	Maturity:	The Bridge Loans shall mature and be payable in full on the date that is 364 days after the Closing Date. There shall be no amortization with respect to the Bridge Loans.

	Guarantee:	(a) In the event that any direct or indirect subsidiary of the Borrower shall guarantee the Existing Revolving Facility or any Material Indebtedness (as defined in the Existing Revolving Facility) of the Borrower, such subsidiary shall also provide a guarantee of the Borrower’s obligations under the Bridge Facility and (b) in the event that the Borrower guarantees any Material Indebtedness of the Target and/or any of its subsidiaries, the Target and such subsidiaries shall guarantee the Borrower’s obligations under the Bridge Facility (any such subsidiaries, collectively, the “Guarantors” and, the Guarantors, together with the Borrower, the “Credit Parties”).

	Purpose:	The proceeds of the Bridge Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

Bridge Loans may be prepaid by the Borrower and Commitments may be reduced by the Borrower with prior written notice in minimum amounts of $2,500,000 (and integral multiples of $1,000,000 in excess thereof), in each case, without premium or penalty (other than customary break funding indemnification, on terms consistent with the Existing Revolving Facility). Bridge Loans prepaid may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:

The following amounts shall be applied to prepay the Bridge Loans (and, prior to the Closing Date, the Commitments pursuant to the Commitment Letter and Definitive Documentation, shall be automatically and permanently reduced by such amounts):

(a)    100% of the net proceeds received (including into escrow) from any sale or issuance of debt securities or incurrence of other debt for borrowed money (other than (i) Excluded Debt (as defined below) and (ii) debt described in clause (b) below) and equity securities or equity-linked securities (other than issuances (i) pursuant to employee stock or other compensation plans and grants to employees made in the ordinary course of business, (ii) by the Borrower’s subsidiaries to the Borrower or its other subsidiaries and (iii) directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law), in each case, on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries and subject to other exceptions to be mutually agreed;

(b)    100% of the committed amount of or (without duplication) 100% of the net proceeds of loans under (i) any term loan facility or term bank debt (each a “Qualifying Term Loan Facility”) entered into for the specific purpose of financing the Acquisition after the date of the Commitment Letter (other than Excluded Debt) for which the Borrower or any of its subsidiaries is the borrower in which the conditions precedent to the availability of such facility on the Closing Date are not less favorable to the Borrower than such conditions in the Bridge Facility and do not include any conditions not set forth in the Condition Precedent Exhibit and (ii) the Existing Revolving Facility (as amended, extended or otherwise modified) or any replacement thereof, but solely to the extent such commitments or net proceeds under the Existing Revolving Facility or such replacement exceed $1,300,000,000 in the aggregate (any amendment, extension, modification or replacement of the Existing Revolving Facility that shall result in commitments or net proceeds in excess of such amount, a “Qualifying Revolving Facility Upsize”); and

(c)    100% of the net proceeds (for one or more transactions in an aggregate amount in excess of $100,000,000 and to the extent not reinvested within six months following receipt thereof (or if the Borrower or its subsidiaries have committed to reinvest such proceeds within such six month period, to the extent not reinvested within three months following such six month period)) of any sale or other disposition (including as a result of casualty or condemnation), in each case, on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries of any assets, except for the sale of inventory or other assets in the ordinary course of business.

For the purpose hereof: (A) “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) existing ordinary course foreign credit lines (including any renewal, extension or replacement thereof), (iii) credit extensions under the Existing Revolving Facility (including pursuant to extensions, modifications or replacements thereof) in an aggregate principal amount not exceeding $1,300,000,000, (iv) commercial paper issuances, (v) purchase money indebtedness, capital or synthetic lease obligations, industrial revenue bonds and similar obligations, in each case, incurred in the ordinary course of business, (vi) leasing activities in the ordinary course of business and (vii) other debt for borrowed money (other than for the purpose of financing the Transactions) in an aggregate principal amount up to $100,000,000 and (B) refinancings and repricings (but not increases in the principal amounts of) of the Borrower’s existing bi-lateral term loan agreement with Bank of America and the Borrower’s existing farm credit bank term loan agreement shall not for the purposes of the foregoing result in net proceeds solely to the extent they are refinanced (or repriced) with the same applicable lenders thereunder.

The Borrower shall notify the Administrative Agent within 3 business days of any receipt by the Borrower or its subsidiaries of the proceeds described above, or of having entered into a Qualifying Term Loan Facility or a Qualifying Revolving Facility Upsize.

Amounts prepaid pursuant to any mandatory prepayment of the Bridge Loans may not be reborrowed.

All Commitment reductions and prepayments of Bridge Loans shall be applied, respectively, to the Commitments and Bridge Loans of the Lenders on a pro rata basis (or, as between Lenders which are affiliated with each other, as they may otherwise determine and notify to the Administrative Agent).

IV.	Certain Conditions

	Conditions to Borrowing:	The Bridge Facility shall be available on the Closing Date, subject to the satisfaction (or waiver) of the conditions precedent set forth in the Conditions Precedent Exhibit.

V.	Certain Documentation Matters

The Definitive Documentation shall contain representations, warranties, covenants and events of default (including qualifications and exceptions), in each case, substantially consistent with the Existing Revolving Facility (except as otherwise specified herein) and otherwise customary for financings of this type or as otherwise agreed by the Borrower and the Arranger (it being understood and agreed that the Definitive Documentation shall: (a) not contain any representations and warranties, covenants and events of default that are not contained in the Existing Revolving Facility or as expressly set forth in this Term Sheet and be no less favorable to the Borrower and its subsidiaries than the corresponding provisions of the Existing Revolving Facility; (b) not be subject to any conditions to the availability and funding other than those conditions set forth in the Conditions Precedent Exhibit; and (c) give due regard to any changes to the Existing Revolving Facility as are required to reflect the Transactions and the operational and strategic requirements of the Borrower as a result of the Transactions as may be mutually and reasonably agreed (clauses (a) through (c), collectively, the “Documentation Principles”)).

	Representations and Warranties:	Substantially the same as the Existing Revolving Facility, each to be made on the date of the Definitive Documentation and upon borrowing under the Bridge Facility.

	Affirmative Covenants:	Substantially the same as the Existing Revolving Facility, and also consummation of the Merger as promptly as practicable following the consummation of the Tender Offer.

	Financial Covenants:	Limited to:

(a) a maximum debt to capitalization ratio of 0.60 to 1.00; and

(b) a minimum EBITDA to interest ratio of 3.75 to 1.00.

The above financial covenants shall be determined on a basis consistent with the corresponding financial covenants contained in the Existing Revolving Facility.

	Negative Covenants:	Substantially the same as the Existing Revolving Facility.

	Events of Default:	Substantially the same as the Existing Revolving Facility (giving effect to that certain waiver to the Existing Revolving Facility, dated as of January 27, 2017, in respect of the Philippines NLRC Award (as defined therein)).

Without limiting (and subject to) the conditions set forth in the Conditions Precedent Exhibit, the Lenders shall be permitted to terminate the Commitments only to the extent that an event of default for nonpayment under the Bridge Facility, or a bankruptcy event with respect to the Borrower, is outstanding and continuing at such time; provided; that any termination of the Commitments for a nonpayment event of default shall require not less than 5 business days’ written notice to the Borrower. The acceleration of the Bridge Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Voting:	Amendments, waivers and consents with respect to the Definitive Documentation shall require the approval of Lenders (that are not “Defaulting Lenders”) holding not less than a majority of the aggregate amount of the Bridge Loans and Commitments, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the maturity of any Bridge Loan of such Lender, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof owing to such Lender, (iii) increases in the amount or extensions of the expiry date of such Lender’s Commitment and (iv) modifications to certain pro rata provisions of the Definitive Documentation and (b) the consent of 100% of the Lenders shall be required (i) with respect to modifications to any of the voting percentages and (ii) to (A) permit any Credit Party to assign its rights under the Definitive Documentation or (B) release any Guarantor from its guarantee obligations, in each case, except as otherwise permitted in the Definitive Documentation.

The Definitive Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers thereof requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 66% of the aggregate amount of the Bridge Loans and unused Commitments shall have consented to such amendment or waiver.

Assignments and Participations:

Lenders will be permitted to assign (other than to any Disqualified Institution), in minimum amounts of $5,000,000 (or if less, the total amount of their Commitments), all or a portion of their Bridge Loans and Commitments with the prior written consent (not to be unreasonably withheld) of (a) the Borrower, unless (i) the assignee is a Lender or an affiliate of a Lender or an Approved Fund (as defined in the Existing Revolving Facility) (each a “Lender Affiliate”), (ii) such consent is not required pursuant to the syndication provisions of the Commitment Letter, or (iii) (x) prior to the Closing Date, an event of default under the Definitive Documentation for non-payment or bankruptcy has occurred and is continuing or (y) on or after the Closing Date, an event of default under the Definitive Documentation has occurred and is continuing, and (b) the Administrative Agent, unless the assignee is a Lender Affiliate. Assignments will be by novation, i.e. assignees will succeed to the rights and obligations of the assigning Lenders. For the purposes of the foregoing, the Borrower shall be deemed to consent to any such proposed assignment unless it shall object thereto by written notice to the Administrative Agent within 10 business days of having received written notice thereof. Participations will be without restriction (other than that no participations can be made to Disqualified Institutions), and participants will be entitled to yield and increased cost protection to the same extent as (but no greater than) the participating Lenders. Voting rights of participants will be limited as set forth in the Existing Revolving Facility. The Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment or participation made to a person that is a Disqualified Institution; it being understood that the Administrative Agent shall confirm that the requirements of any assignment documentation are satisfied. Promissory notes shall be issued under the Bridge Facility only upon request.

Defaulting Lender:	The Definitive Documentation shall contain “Defaulting Lender” provisions customary for facilities of this type.

Yield Protection:	The Definitive Documentation will contain provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” in connection with, among other things, any prepayment of Eurocurrency Loans on a day other than the last day of an interest period with respect thereto, in each case, substantially consistent with the Existing Revolving Facility. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives promulgated under each of the foregoing or issued in connection therewith) shall be deemed to be changes in law referred to in clause (a) above regardless of the date enacted, adopted or issued.

Expenses and Indemnification:

The Borrower shall pay, (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger and their respective affiliates associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Definitive Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of a single counsel selected by the Administrative Agent and of such special and local counsel, as the Administrative Agent may deem appropriate in its good faith discretion) and (b) all out-of- pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Definitive Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the Bridge Facility or the use or the proposed use of proceeds thereof (except to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the indemnified party); provided, that in connection therewith the Borrower shall only be responsible for the fees, charges and disbursements of a single counsel selected by the Administrative Agent and of such special and local counsel as the Administrative Agent may deem appropriate in its good faith discretion, except that if any indemnified person concludes that its interests conflict with those of other indemnified persons, the Borrower shall also be responsible for the fees, charges and disbursements of separate counsel for such indemnified person.

Governing Law and Forum:	State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions in the Definitive Documentation, it is understood and agreed that the interpretation of (i) an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) and whether an “Acquired Business Material Adverse Effect” has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether as a result of any inaccuracy thereof you (or an affiliate) have the right (without regard to any notice requirement) to terminate your (or its)

obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware; provided, further, that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against us or the Lenders or to which we or the Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement.

E.U. Bail-in Provisions:	The Definitive Documentation will include customary “E.U. Bail-in” provisions.

Counsel to the Administrative Agent and the Arranger:	Weil, Gotshal & Manges LLP.

Annex I to Exhibit A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurocurrency Rate plus the Applicable Margin.
As used herein:

“ABR” means, for any day, a rate per annum equal to the greatest of (i) the rate of interest publicly announced by MSSF as its prime rate in effect on such day at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate on such day plus 0.50% per annum and (iii) the Eurocurrency Rate for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% per annum; provided, that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters LIBOR 01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate, respectively. Bridge Loans bearing interest based upon the ABR will be available on same-day notice if requested by 12:00 p.m., New York City time.

“Applicable Margin” means a spread based upon the Applicable Ratings (as defined below), as set forth in the table appearing at the end of this Annex I.

“Eurocurrency Rate” means the rate at which deposits in the London interbank market in U.S. dollars for one, two, three or six months, as selected by the Borrower, are quoted on the Reuters LIBOR 01 page (or on any successor or substitute page of such page); provided, that the Eurocurrency Rate will in any event be deemed to be not less than 0.00% per annum. The applicable Eurocurrency Rate will be adjusted for U.S. statutory reserve requirements for eurocurrency liabilities, if any (presently zero).

The “Applicable Ratings” in effect at any time shall be (1) the Facility Ratings (as defined below), if available from each of S&P, Moody’s and Fitch, and (2) if the Facility Ratings are not available from each rating agency, the Corporate Ratings (as defined below).

The “Corporate Ratings” in effect at any time shall be (1) the Borrower’s corporate credit rating (or at any time when there is no corporate credit rating in effect, the Borrower’s Index Rating (as defined below)) from S&P, (2) the Borrower’s corporate family rating (or at any time when there is no corporate family rating in effect, the Borrower’s Index Rating) from Moody’s and (3) the Borrower’s issuer default rating (or at any time when there is no issuer default rating in effect, the Borrower’s Index Rating) from Fitch.

The “Index Rating” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Borrower’s senior, unsecured, non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the obligations under the Bridge Facility) long-term debt for borrowed money.

Annex I-1

The “Facility Ratings” in effect at any time shall be the ratings of the Bridge Facility, if any, from S&P, Moody’s and Fitch.

Interest Payment Dates:	In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Bridge Loans bearing interest based upon the Eurocurrency Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender calculated at a rate per annum equal to 15 basis points on the daily average undrawn Commitments of such Lender, accruing during the period commencing on the later of (i) the date that is 60 days following the date hereof and (ii) the date of execution of the Definitive Documentation, payable quarterly in arrears and upon final repayment or termination of the Commitments.

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the applicable percentage of the principal amount of its Bridge Loans outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:
Duration Fees
	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
	0.50%	0.75%	1.00%

Default Rate:	At any time when any Credit Party is in default in the payment of any amount of principal due under the Bridge Facility, the overdue amount shall accrue interest at 2.00% above the rate otherwise applicable thereto. Upon any payment default in connection with overdue interest, fees and other amounts, such overdue amounts shall accrue interest at 2.00% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-2

TYSON FOODS, INC.

PRICING GRID

Applicable Ratings (S&P, Moody’s and Fitch)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	Euro- currency Loans	ABR Loans	Euro- currency Loans	ABR Loans	Euro- currency Loans	ABR Loans	Euro- currency Loans
Rating Level 1: A-/A3/A- or above	0 bps	100.0 bps	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps
Rating Level 2: BBB+/Baa1/BBB+	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps
Rating Level 3: BBB/Baa2/BBB	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps
Rating Level 4: BBB-/Baa3/BBB-	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps
Rating Level 5: BB+/Ba1/BB+ or lower or unrated	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	150.0 bps	250.0 bps

In the event of split Rating Levels, the Applicable Margin will be based upon the Rating Level in effect for two of the rating agencies, or, if all three rating agencies have different Rating Levels, then the Applicable Margin will be based upon the Rating Level that is between the Rating Levels of the other two rating agencies.

Annex I-3

Exhibit B

TYSON FOODS, INC.

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Conditions Precedent to Availability of Loans

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached.

The Commitments of the Lenders in respect to the Bridge Facility and the extension of credit thereunder shall be conditioned solely upon the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1. The negotiation, execution and delivery by the Borrower of the definitive documentation for the Bridge Facility, consistent with the applicable terms of the Commitment Letter and taking into account the Documentation Principles (the “Definitive Documentation”); provided, that the Definitive Documentation shall be on terms, in a form and not include any changes to the Existing Revolving Facility that would, in any case, impair the availability or effectiveness of the Bridge Facility if the conditions set forth in this Exhibit B are satisfied.

2. The Acquisition Agreement, in form and substance reasonably satisfactory to the Arranger (it being agreed that the execution version of the Acquisition Agreement provided to the Arranger on the date of the Commitment Letter prior to its execution thereof is satisfactory to the Arranger), shall have been executed by the parties thereto. The conditions to the Tender Offer (as set forth in the Acquisition Agreement (the “Offer Conditions”)) shall have been satisfied or (subject to the following) waived in accordance with the terms and conditions of the Acquisition Agreement, and no provision of the Acquisition Agreement or any other Acquisition Document (including the Offer Conditions) shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case, which is materially adverse to the interests of the Commitment Parties without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, it is understood that any modification or waiver under the Acquisition Documents with respect to the minimum acceptance condition for the Target Shares shall be considered materially adverse to the interests of the Commitment Parties.

3. The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100; (ii) to the extent provided to the Borrower by the Target, as otherwise publicly available prior to the Closing Date or as would be required by Rule 3-05 and Article 11 of Regulation S-X to be filed on a Form 8-K, regardless of the timing of such filing, audited consolidated annual financial statements of the Acquired Business as well as unaudited interim consolidated financial statements of the Acquired Business (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) and (iii) if, and to the extent required by Rule 3-05 of Regulation S-X, customary pro forma financial statements of the Borrower which meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement under such Act on Form S-3.

4. The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees required to be paid and due on the Closing Date, and all expenses for which invoices have been presented at least 2 business days prior to the Closing Date, on or prior the Closing Date.

5. The Administrative Agent shall have received: (A) (i) legal opinions from such counsel to the Borrower as may be reasonably required by the Administrative Agent, (ii) corporate organizational documents, good standing certificates (to the extent applicable in the jurisdiction of organization of the Borrower and any Guarantors) and secretary certificates and officer certificates, (iii) certificates from the chief financial officer or other officer of equivalent duties of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date, on a pro forma basis for the Transactions, substantially in the form of Exhibit C to this Commitment Letter, (iv) corporate or other applicable resolutions with respect to the Borrower and any Guarantors approving the Transactions, and (v) borrowing notices, each of the items specified in clauses (a)(i) through (a)(v) as is customary for transactions of this type and, to the extent applicable, in substantially the same form as used in the Existing Revolving Facility (as revised to give effect to this Commitment Letter); and (B) at least 3 business days prior to the Closing Date, documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT, to the extent reasonably requested by any Lender at least 10 business days prior to the Closing Date.

6. The following representations shall be true and correct as of the Closing Date: (i) the representations made by or on behalf of the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower (or a subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), it being understood that the Commitments of the Lenders in respect of the Bridge Facility and the extensions of credit thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 6. For purposes hereof, “Specified Representations” means the representations and warranties in the form of the Existing Revolving Facility relating to (a) corporate existence and power, (b) corporate authorization and enforceability of the Definitive Documentation, (c) no contravention of the Definitive Documentation with organizational documents, material law or any agreement or instrument governing Material Indebtedness (as defined in the Existing Revolving Facility) of the Borrower, (d) Federal Reserve margin regulations, (e) the Investment Company Act and (f) OFAC, FCPA and Patriot Act. There shall not have occurred and be continuing any default or event of default under the Definitive Documentation with respect to (i) nonpayment under the Bridge Facility, (ii) breach of covenants with respect to maintaining the Borrower’s corporate existence, indebtedness, liens or fundamental changes, (iii) failure to pay Material Indebtedness when due and (iv) bankruptcy events with respect to the Borrower.

7. (A) Since December 31, 2016 through the date of the Commitment Letter, there not having occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect (as defined below) and (B) since the date of the Commitment Letter, there not having occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect. For the purposes hereof, “Acquired Business Material Adverse Effect” shall mean any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on or before the End Date; provided, however, that for purposes of clause (a) an “Acquired Business Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect to the extent arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of the Acquisition Agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in Applicable Law, (vi) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of Parent or Merger Sub (provided that this clause (vi) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of the Acquisition Agreement or the consummation of the transactions contemplated thereby), (vii) any Action arising out of, resulting from or related to the transactions contemplated in the Acquisition Agreement (other than an Action alleging any breach of any fiduciary duty) or any demand, action, claim or proceeding for appraisal of any Shares pursuant to Delaware Law in connection therewith, or (viii) any decrease or decline in the market price or trading volume of the Shares or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether an Acquired Business Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries in which the Company operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether an “Acquired Business Material Adverse Effect” has occurred. In this paragraph, (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement in the form provided to the Arranger prior to its execution of the Commitment Letter and (ii) each capitalized term that is not defined in any other provision of the Commitment Letter shall have the meaning given to such term in the Acquisition Agreement in such form.

8. The Borrower shall have engaged (on or before its execution of the Commitment Letter) for the Permanent Financing one or more investment and or commercial banks satisfactory to the Arranger on terms and conditions satisfactory to the Arranger.

Exhibit C

TYSON FOODS, INC.

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Form of Solvency Certificate

[●][●], 20[●]

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain bridge credit agreement, dated as of [●][●], 20[●] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

C-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:

Name: [●]

Title: [Chief Financial Officer/equivalent officer]

C-2